UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 1, 2005

VASTERA, INC.

(Exact name of registrant as specified in its charter)

000-31589

(Commission file number)

Delaware	54-1616513
(State of incorporation)	(I.R.S. Employer Identification No.)

45025 Aviation Drive, Suite 300

Dulles, Virginia  20166

(703) 661-9006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As of the effective time of the merger, the Company became a wholly-owned subsidiary of JPMorgan Chase Bank, National Association and is no longer an independent, publicly-traded company.  Pursuant to notification delivered on behalf of the Company to the Nasdaq National Market on April 1, 2005, the shares of common stock of the Company will be delisted from the Nasdaq National Market as of the close of business on that date.

A copy of the joint press release issued by JPMorgan Chase Bank, National Association and the Company on April 1, 2005 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.01                                             Changes in Control of Registrant.

On March 31, 2005, the stockholders of Vastera, Inc. approved the merger agreement, dated as of January 6, 2005, by and among JPMorgan Chase Bank, National Association, JPM Merger Sub Inc., a wholly-owned subsidiary of JPMorgan Chase Bank, National Association and the Company, providing for the merger of JPM Merger Sub Inc. with and into the Company, with the Company as the surviving corporation in the merger.  Upon satisfaction or waiver of all of the conditions precedent to the consummation of the transaction, the merger became effective upon filing of the Certificate of Merger with the Delaware Secretary of State on April 1, 2005.

At the effective time of the merger, each issued and outstanding share of our common stock, except for shares held by the Company, JPMorgan Chase Bank, National Association and their respective subsidiaries, was converted into the right to receive $3.00 in cash, without interest, for a total transaction value of approximately $129 million.  The source of funds for payment of the merger consideration was working capital.

Item 9.01                                             Financial Statements and Exhibits.

(a)                                  None.

(b)                                 None.

(c)                                  Exhibits.

See Exhibit Index after the signature page to this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASTERA, INC.

Date: April 1, 2005	By:	/s/ Timothy A. Davenport
	Name:	Timothy A. Davenport
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 1, 2005.